Exhibit 99

FIRST BANKS, INC.
ST. LOUIS, MISSOURI

NEWS RELEASE

Contacts:	Terrance M. McCarthy	Lisa K. Vansickle
	President and	Executive Vice President and
	Chief Executive Officer	Chief Financial Officer
	First Banks, Inc.	First Banks, Inc.
	(314) 854-4600	(314) 854-4600

Traded:	NYSE
Symbol:	FBSPrA – (First Preferred Capital Trust IV, an affiliated trust of First Banks, Inc.)

FOR IMMEDIATE RELEASE:

First Banks, Inc. Announces Second Quarter 2013 Results
St. Louis, Missouri, August 5, 2013. First Banks, Inc. (the "Company"), the holding company of First Bank, today announced earnings of $9.5 million for the three months ended June 30, 2013, as compared to $7.5 million for the three months ended June 30, 2012 and $6.7 million for the three months ended March 31, 2013. For the six months ended June 30, 2013, the Company recorded earnings of $16.2 million, as compared to $14.4 million for the six months ended June 30, 2012.
Terrance M. McCarthy, President and Chief Executive Officer of the Company, said, “We are very pleased to report an improvement in quarterly and year-to-date earnings as compared to the prior year. We continued to make good progress in improving our key asset quality metrics and regulatory capital ratios during the second quarter.”
Net Interest Income:
Net interest income was $38.0 million for the second quarter of 2013, in comparison to $37.9 million for the first quarter of 2013 and $43.6 million for the second quarter of 2012.
The net interest margin was 2.61% for the second quarter of 2013, in comparison to 2.58% for the first quarter of 2013 and 2.84% for the second quarter of 2012. The improvement in the net interest margin, as compared to the first quarter of 2013, primarily resulted from a decline in interest-bearing deposit costs and the utilization of short-term investments to fund the sale of eight branches in our Northern Florida Region in April 2013. The decline in net interest margin, as compared to the second quarter of 2012, primarily resulted from the change in the mix of our interest-earning assets, which have shifted from loans to cash and cash equivalents and investment securities, and a decrease in the average yield on loans and investment securities due to the low interest rate environment during these periods. This decrease was partially offset by a decline in the cost of interest-bearing deposits resulting from the continued change in the mix of our deposits from time deposits and money market deposits to demand deposits, and the continued re-pricing of certificates of deposit to current market interest rates upon maturity. Yields on interest-earning assets and costs of interest-bearing liabilities are summarized in the following table:

	Three Months Ended
	June 30, 2013	March 31, 2013	June 30, 2012
Average yield on loans	4.29%	4.32%	4.75%
Average yield on investment securities	2.03	2.02	2.15
Average yield on interest-earning assets	3.03	3.02	3.35
Average cost of interest-bearing deposits	0.24	0.26	0.39
Average cost of interest-bearing liabilities	0.55	0.57	0.66

Provision for Loan Losses:
The provision for loan losses was zero for the three and six months ended June 30, 2013, primarily due to the continued decline in nonaccrual and potential problem loans, in addition to lower net charge-offs. The provision for loan losses was also zero for the second quarter of 2012. Net loan charge-offs were $2.5 million for the second quarter of 2013, in comparison to $3.4 million for the first quarter of 2013 and $10.1 million for the second quarter of 2012. Nonaccrual loans decreased $13.3 million, or 13.0%, during the second quarter of 2013 to $89.0 million at June 30, 2013, compared to $102.2 million at March 31, 2013, $109.9 million at December 31, 2012 and $150.4 million at June 30, 2012, representing a 40.8% decrease in nonaccrual loans year-over-year.
Noninterest Income:
Noninterest income was $19.4 million for the second quarter of 2013, in comparison to $15.6 million for the first quarter of 2013 and $16.0 million for the second quarter of 2012.
Net gains on sales of other real estate and repossessed assets were $3.7 million for the second quarter of 2013, including a gain of $2.7 million on the sale of a single property, in comparison to $366,000 for the first quarter of 2013 and $356,000 for the second quarter of 2012.
Net gains on investment securities were $345,000 for the second quarter of 2013, as compared to net losses of $416,000 and $5,000 for the first quarter of 2013 and the second quarter of 2012, respectively. The gain on investment securities for the second quarter of 2013 was attributable to the sale of certain investment securities in anticipation of the expected sale of our Association Bank Services line of business in the fourth quarter of 2013, as further discussed below. The loss on investment securities for the first quarter of 2013 was attributable to other-than-temporary impairment of $407,000 recorded on a single municipal security.
Net gains (losses) associated with changes in the fair value of mortgage and SBA servicing rights were $470,000, $154,000 and $(2.0) million for the second quarter of 2013, the first quarter of 2013 and the second quarter of 2012, respectively, primarily reflecting changes in mortgage interest rates and the related changes in estimated prepayment speeds during these time periods.
The gain on sale of residential mortgage loans was $1.6 million for the first and second quarters of 2013, in comparison to $3.6 million for the second quarter of 2012, primarily reflecting a reduced level of loan origination volumes in our mortgage division during 2013 as compared to the increased levels during 2012. The reduced loan volume is primarily attributable to changes in mortgage interest rates during these time periods.
Noninterest income for the second quarter of 2013 also includes a gain of approximately $400,000 on the sale of eight of our retail branches in our Northern Florida Region in April 2013, net of a reduction in goodwill of $700,000 allocated to these branches.
Noninterest Expense:
Noninterest expense was $48.2 million for the second quarter of 2013, in comparison to $46.4 million for the first quarter of 2013 and $52.4 million for the second quarter of 2012.
Noninterest expense during the second quarter of 2013 includes a loss of $2.3 million related to the closure of three retail branches in our Northern Florida Region in April 2013 that was primarily attributable to continuing obligations under facility leasing arrangements.
Write-downs and expenses on other real estate properties and repossessed assets were $1.3 million, $1.5 million and $4.7 million for the second quarter of 2013, the first quarter of 2013 and the second quarter of 2012, respectively, primarily reflecting write-downs on certain other real estate properties of $551,000, $258,000 and $4.1 million, respectively, resulting from a decline in the fair value of certain properties upon periodic revaluation. The reduction in these expenses in 2013 is also reflective of the continued reduction in the overall number and balance of other real estate properties and repossessed assets.

Provision for Income Taxes:
The Company recorded a benefit for income taxes of $345,000 for the second quarter of 2013, in comparison to a provision for income taxes of $365,000 for the first quarter of 2013 and $121,000 for the second quarter of 2012, primarily reflecting various state income tax adjustments. The Company presently maintains a full valuation allowance against its net deferred tax assets.
Investment Securities:
Investment securities were $2.50 billion at June 30, 2013, compared to $2.66 billion at March 31, 2013, $2.68 billion at December 31, 2012 and $2.84 billion at June 30, 2012. The decrease in investment securities during the second quarter of 2013 was primarily attributable to the sale of certain investment securities to build liquidity in anticipation of the expected sale of our Association Bank Services line of business in the fourth quarter of 2013, which is expected to result in a cash outflow of approximately $480.0 million, as further discussed below. The Company continues to maintain a high level of investment securities in an effort to support future loan growth opportunities.
Loans:
Loans, net of deferred loan fees, were $2.84 billion at June 30, 2013 and March 31, 2013, compared to $2.93 billion at December 31, 2012 and $3.03 billion at June 30, 2012. The Company continues to focus on loan growth initiatives to offset the impact of the decrease in nonaccrual, potential problem and certain other loan relationships the Company plans to exit.
Deposits:
Deposits were $5.37 billion at June 30, 2013, in comparison to $5.52 billion at March 31, 2013, $5.65 billion at December 31, 2012 and $5.73 billion at June 30, 2012. Certificates of deposit, money market and savings deposits, and demand deposits declined $118.4 million, $16.3 million and $12.9 million, respectively, during the second quarter of 2013. The sale of eight branches in the Company's Northern Florida Region in April 2013 resulted in a decrease in deposits of $120.3 million.
Stockholders' Equity:
Stockholders' equity, including noncontrolling interest in subsidiary, was $270.8 million at June 30, 2013, in comparison to $297.1 million at March 31, 2013, $300.0 million at December 31, 2012 and $286.1 million at June 30, 2012. The decrease of $26.3 million during the second quarter of 2013 reflects a decrease in accumulated other comprehensive income of $30.9 million associated with a decrease in unrealized gains on available-for-sale investment securities resulting from the increase in market interest rates experienced during the quarter, and dividends declared of $4.9 million, partially offset by net income of $9.5 million for the second quarter of 2013.
On August 1, 2013, the United States Department of the Treasury ("U.S. Treasury") closed its initial auction of our Class C Fixed Rate Cumulative Perpetual Preferred Stock ("Class C Preferred Stock") and Class D Fixed Rate Cumulative Perpetual Preferred Stock ("Class D Preferred Stock"), issued in conjunction with the U.S. Treasury's Troubled Asset Relief Program's Capital Purchase Program, to unaffiliated third party investors in a private transaction. The preliminary results of the auction indicate that the U.S. Treasury expects to sell approximately 96.0% of our Class C Preferred Stock and all of our Class D Preferred Stock, and the pending sale is expected to be completed on August 12, 2013. The Company will not receive any proceeds from the sale. The sale will have no effect on the terms of the outstanding Class C Preferred Stock and Class D Preferred Stock, or the Company's regulatory capital, financial condition or results of operations.
Asset Quality:
The Company reduced its overall level of nonperforming assets by $24.1 million, or 12.6%, during the second quarter of 2013. The Company reduced its ratio of nonaccrual loans to total loans to 3.13% at June 30, 2013, from 3.59% at March 31, 2013, 3.75% at December 31, 2012 and 4.96% at June 30, 2012. Certain asset quality metrics as of or for the quarterly periods are summarized in the following table:

	June 30, 2013	March 31, 2013	June 30, 2012
	(dollars expressed in thousands)
Provision for loan losses	$—	—	—
Nonaccrual loans	88,958	102,221	150,372
Performing troubled debt restructurings	119,651	126,602	114,268
Other real estate and repossessed assets	78,152	88,989	109,026
Potential problem loans	117,716	112,135	184,566
Net loan charge-offs	2,537	3,432	10,121
Ratio of:
Nonaccrual loans to loans	3.13%	3.59%	4.96%
Nonperforming assets to total assets	2.69	2.99	3.95
Allowance for loan losses to loans	3.01	3.10	3.97
Allowance for loan losses to nonaccrual loans	96.26	86.25	79.95
Regulatory Capital:
First Bank's regulatory capital ratios increased during the second quarter of 2013, reflecting improvement in each of the regulatory capital ratios, including an increase in First Bank's Total Capital Ratio to 17.95% at June 30, 2013, from 17.60% at March 31, 2013, 17.18% at December 31, 2012 and 16.20% at June 30, 2012. Regulatory capital ratios for First Bank and First Banks, Inc. are summarized in the following table:

	June 30, 2013	March 31, 2013	June 30, 2012
First Bank:
Total Capital Ratio	17.95%	17.60%	16.20%
Tier 1 Ratio	16.69	16.33	14.92
Leverage Ratio	9.92	9.50	8.71
First Banks, Inc.:
Total Capital Ratio	3.10	2.72	2.33
Tier 1 Ratio	1.55	1.36	1.16
Leverage Ratio	0.92	0.79	0.68

Corporate Transactions:
On May 13, 2013, First Bank entered into a Purchase and Assumption Agreement that provides for the sale of certain assets and the transfer of certain liabilities of First Bank's Association Bank Services line of business, to Union Bank, N.A. ("Union Bank"), headquartered in San Francisco, California. First Bank's Association Bank Services line of business, headquartered in Vallejo, California, provides a full range of services to homeowners associations and community management companies. Under the terms of the agreement, Union Bank is expected to assume approximately $550.6 million of deposits, as well as certain other liabilities, and is also expected to purchase approximately $20.8 million of loans at par value. Regulatory approval of the transaction was received on July 15, 2013, and subject to satisfaction of other customary closing conditions, the transaction is expected to close during the fourth quarter of 2013.
On April 19, 2013, First Bank completed the sale of its eight branches in the Tampa and St. Petersburg, Florida market area to HomeBanc National Association ("HomeBanc"), headquartered in Lake Mary, Florida, which resulted in a gain of approximately $400,000, net of a reduction in goodwill of $700,000 allocated to these branches. In conjunction with this transaction, HomeBanc assumed $120.3 million of deposits, as well as certain other liabilities, and purchased certain other assets, including premises and equipment, associated with the eight branches. On April 5, 2013, First Bank also closed three other branch offices in the Northern Florida region.

FINANCIAL SUMMARY

(dollars expressed in thousands, except per share data)

(UNAUDITED)

SELECTED OPERATING DATA

	Three Months Ended			Six Months Ended
	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Interest income	$44,071	44,351	51,608	88,422	103,949
Interest expense	6,098	6,429	8,001	12,527	16,570
Net interest income	37,973	37,922	43,607	75,895	87,379
Provision for loan losses	—	—	—	—	2,000
Net interest income after provision for loan losses	37,973	37,922	43,607	75,895	85,379
Noninterest income	19,411	15,569	16,036	34,980	33,255
Noninterest expense	48,161	46,370	52,399	94,531	104,457
Income before (benefit) provision for income taxes	9,223	7,121	7,244	16,344	14,177
(Benefit) provision for income taxes	(345)	365	121	20	216
Net income	9,568	6,756	7,123	16,324	13,961
Less: net income (loss) attributable to noncontrolling interest in subsidiary	105	46	(385)	151	(445)
Net income attributable to First Banks, Inc.	$9,463	6,710	7,508	16,173	14,406
Basic and diluted earnings per common share	$152.49	39.35	81.78	191.84	140.41

SELECTED FINANCIAL DATA

	June 30, 2013	December 31, 2012	June 30, 2012
Total assets	$6,216,918	6,509,126	6,566,164
Cash and cash equivalents	515,545	519,985	323,939
Investment securities	2,504,715	2,675,280	2,841,624
Loans, net of deferred loan fees	2,841,795	2,930,747	3,031,445
Allowance for loan losses	85,633	91,602	120,227
Deposits	5,372,913	5,648,499	5,730,826
Other borrowings	35,228	26,025	37,947
Subordinated debentures	354,172	354,133	354,095
Stockholders’ equity	270,799	299,959	286,133
Nonperforming assets	167,110	201,867	259,398

SELECTED FINANCIAL RATIOS

	Three Months Ended			Six Months Ended
	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Net interest margin	2.61%	2.58%	2.84%	2.60%	2.85%
Yield on loans	4.29	4.32	4.75	4.31	4.77
Cost of interest-bearing deposits	0.24	0.26	0.39	0.25	0.41
Loan-to-deposit ratio	52.89	51.52	52.90	52.89	52.90

About First Banks, Inc.

The Company had assets of $6.22 billion at June 30, 2013 and currently operates 131 branch banking offices in California, Florida, Illinois and Missouri. Through its subsidiary bank, First Bank, the Company offers a broad range of financial products and services to consumers, businesses and other institutions. Visit the Company on the web at www.firstbanks.com.

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Financial Disclosures
The financial disclosures presented in this press release reflect numeric disclosures prior to the categorical reclassifications for Discontinued Operations. The Discontinued Operations reclassifications and related disclosures may be found in the Company's Annual Report on Form 10-K as of and for the year ended December 31, 2012, as filed with the Securities and Exchange Commission (“SEC”) and available at the SEC's internet site (http://www.sec.gov), and such disclosures will also be presented in the Company's Quarterly Report on Form 10-Q as of and for the quarter ended June 30, 2013 upon filing with the SEC in August 2013.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about the Company's plans, objectives, estimates or projections with respect to our future financial condition and earnings including the ability of the Company to remain profitable, expected or anticipated revenues with respect to our results of operations and our business, expected improvement in our net interest income and margin, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties which may cause actual results to differ materially from those contemplated in the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: deterioration in the Company's loan portfolio, increased competition and its effect on pricing, spending, third-party relationships, revenues and net interest margin; changes in interest rates and overall economic conditions; and the risk of new and changing regulation. Additional factors which may cause the Company's results to differ materially from those described in the forward-looking statements may be found in the Company's Annual Report on Form 10-K and Quarterly Report on Form 10-Q, as filed with the SEC and available at the SEC's internet site. The forward-looking statements in this press release speak only as of the date of the press release, and the Company does not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.